                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A
                               (AMENDMENT NO. 1)

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): April 19, 2000



                                 PROXICOM, INC.
                                 --------------
             (Exact name of registrant as specified in its charter)


              DELAWARE                                     0-25741                          52-1770631
  ----------------------------------          -----------------------------        -------------------------
    (State or other jurisdiction                        (Commission                       (IRS Employer
          of incorporation)                             File Number)                    Identification No.)


               11600 SUNRISE VALLEY DRIVE, RESTON, VIRGINIA 20191
               --------------------------------------------------
                    (Address of principal executive offices)



       Registrant's telephone number, including area code: (703) 262-3200
                                                           --------------

                                EXPLANATORY NOTE

                  Pursuant to Items 7(a)(4) and 7(b)(2) of Form 8-K under the Securities Exchange Act of 1934, Proxicom, Inc. (the "Company") hereby amends
Item 7 of its Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 21, 2000 (the "Form 8-K"), to add financial information for the Company reflecting the acquisition of Clarity IBD Limited ("Clarity"). The Company acquired Clarity on April 19, 2000 pursuant to the Share Exchange Agreement, dated as of April 11, 2000, by and among Proxicom and Clarity's shareholders. Item 7(c) of the Form 8-K is also hereby amended to add the consent of Grant Thornton, independent auditors for Clarity.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements of Business Acquired.

         Included herewith is the following financial information for Clarity IBD Limited (Formerly Clarity Communications Limited):

                  Report of Directors.

                  Report of the Auditors to the Members of Clarity IBD Limited (Formerly Clarity Communications Limited).

                  Report of Independent Auditors.

                  Financial Statements of Clarity IBD Limited (Formerly Clarity Communications Limited) as of June 30, 1999 and 1998 and the two years ended June 30, 1999 and 1998 (audited).

                  Clarity IBD Limited (Formerly Clarity Communications Limited) as of December 31, 1999 and for the six months ended December 31, 1999 and 1998 (unaudited).

(b)  Unaudited Pro Forma Financial Information.

         Included herewith is the following Unaudited Pro Forma financial information for the Company:

                  Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1999.

                  Unaudited Pro Forma Combined Statements of Operations for the three months ended March 31, 2000.

                  Unaudited Pro Forma Combined Balance Sheet as of March 31,
         2000.

(c)  Exhibits.

         23.      Consent of Grant Thornton.

                                    SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       PROXICOM, INC.


Date:  July 3, 2000               By:     /s/ Kenneth J. Tarpey
                                     ------------------------------------------
                                      Kenneth J. Tarpey
                                      Executive Vice President, Chief Financial
                                      Officer and Treasurer

                    FINANCIAL STATEMENTS OF BUSINESS ACQUIRED


FINANCIAL STATEMENTS OF CLARITY IBD LIMITED (FORMERLY CLARITY COMMUNICATIONS LIMITED) AS OF JUNE 30, 1999 AND 1998 AND THE TWO YEARS ENDED JUNE 30, 1999 AND 1998

                                  (UNAUDITED)

CLARITY IBD LIMITED (FORMERLY CLARITY COMMUNICATIONS LIMITED) AS OF DECEMBER 31, 1999 AND FOR THE SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998



                                   INDEX                               PAGE
         Report of the Directors                                       5-6

         Reports of the Auditors                                       7-8

         Principal Accounting Policies                                 9-10

         Profit and Loss Accounts                                      11

         Balance Sheets                                                12

         Statements of Total Recognized Gains and Losses               13

         Notes to the Financial Statements and
         Unaudited Interim Financial Information                       14-23

                             REPORT OF THE DIRECTORS



The directors present their report together with financial statements for the year ended 30 June 1999.

PRINCIPAL ACTIVITIES

The company is principally engaged in marketing and business development consultancy and specializes in exploiting new media such as the internet to develop competitive advantage for its clients.

DIRECTORS

The present membership of the Board is set out below. All directors served throughout the year.

The interests of the directors and their families in the shares of the company as at 30 June 1999 and 1 July 1998 were as follows:


                                                                                                 'A' ORDINARY SHARES
                                                                                               ----------------------
                                                                                              30 JUNE 1999     1 JULY 1998
                                                                                            --------------     -----------
M N Chilcott                                                                                        50,250          50,250
J Tarin                                                                                             50,250          50,250


YEAR 2000

The company reviewed its computer systems for the impact of the Year 2000 date change, prepared an action plan to address the issue and carried out all necessary measures. All systems have continued to operate properly over the Year 2000 date change and through any roll-over procedures that occurred at a later date.

The issue is complex, and no business can guarantee that there will be no Year 2000 problems. As all businesses are dependent on the compliance of their major customers, suppliers and other trading partners, any impact that had occurred on their systems will affect the company's business to a greater or lesser extent.

DIRECTORS' RESPONSIBILITIES FOR THE FINANCIAL STATEMENTS

Company law requires the directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the company and of the profit or loss of the company for that period. In preparing those financial statements, the directors are required to:

                  select suitable accounting policies and then apply them consistently make judgements and estimates that are reasonable and prudent prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.



The directors are responsible for maintaining proper accounting records, for safeguarding the assets of the company and for taking reasonable steps for the prevention and detection of fraud and other irregularities.

AUDITORS

Grant Thornton offer themselves for reappointment as auditors in accordance with section 385 of the Companies Act 1985.

SMALL COMPANY EXEMPTION

This report has been prepared in accordance with the special provisions of Part VII of the Companies Act 1985 relating to small companies.


ON BEHALF OF THE BOARD

M N Chilcott
Director
18 February 2000

          REPORT OF THE AUDITORS TO THE MEMBERS OF CLARITY IBD LIMITED
                   (FORMERLY CLARITY COMMUNICATIONS LIMITED)

We have audited the financial statements for the year ended 30 June 1999 on pages 8 to 23 which have been prepared in accordance with the Financial Reporting Standard for Smaller Entities (effective March 1999) and under the accounting policies set out on page 9.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

As described on page 5 the company's directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

BASIS OF OPINION

We conducted our audit in accordance with United Kingdom Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

In our opinion the financial statements give a true and fair view of the state of the company's affairs as at 30 June 1999 and of its profit for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

/s/ GRANT THORNTON

GRANT THORNTON
REGISTERED AUDITORS
CHARTERED ACCOUNTANTS


OXFORD
ENGLAND
18 February 2000

                              CLARITY IBD LIMITED
                       REPORT OF THE INDEPENDENT AUDITORS

        To the Board of Directors and the Shareholders of Clarity IBD Limited.

        We have audited the accompanying balance sheets of Clarity IBD Limited (formerly Clarity Communications Limited) (the "Company") as of June 30, 1998 and 1999, the related statements of profit and loss accounts for each of the two years in the period ended June 30, 1999, and statements of total recognised gains and losses for each of the two years in the period ended June 30, 1999 all expressed in pounds sterling, (together, "the financial statements") which have been prepared on the basis of accounting principles generally accepted in the United Kingdom. These financial statements are the responsibility of the Directors of the Company. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with both generally accepted auditing standards in the United Kingdom and generally accepted auditing standards in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of the Company as of June 30, 1998 and 1999, and the results of its operations for each of the two years in the period ended June 30, 1999 in conformity with accounting principles generally accepted in the United Kingdom.

        United Kingdom accounting principles vary in certain material respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of shareholders' equity and financial position as of June 30, 1999 and the determination of net income for each of the two years in the period ended June 30, 1999 to the extent summarised in Note 17 to the financial statements.


        /s/ GRANT THORNTON

        Grant Thornton
        Chartered Accountants
        Oxford
        England
        19 May 2000

                         PRINCIPAL ACCOUNTING POLICIES

BASIS OF PREPARATION

The financial statements have been prepared in accordance with applicable accounting standards and principles generally accepted in the United Kingdom and under the historical cost convention.

The principal accounting policies of the company have remained unchanged from the previous year.

         TURNOVER

Turnover is the total amount receivable by the company for services provided, excluding VAT and trade discounts.

         DEPRECIATION

Depreciation is calculated to write down the cost less estimated residual value of all tangible fixed assets by the reducing balance method over their expected useful lives. The rates generally applicable are:

Fixtures and fittings                             15%
Computer equipment                                30%

         STOCKS AND WORK IN PROGRESS

Work in progress was stated at the lower of cost and net realisable value. Cost represents the external cost of works done, paid for by Clarity IBD Limited. Net realisable value represents the cost that can be passed onto the client.

DEFERRED TAXATION

Deferred tax is provided for using the tax rates estimated to arise when the timing differences reverse and is accounted for to the extent that it is probable that a liability or asset will crystallise. Unprovided deferred tax is disclosed as a contingent liability.

Debit balances arising in respect of advance corporation tax on dividends payable or proposed are carried forward to the extent that they are expected to be recoverable.

CONTRIBUTIONS TO PENSION FUNDS

Defined Contribution Scheme

The pension costs charged against profits represent the amount of the contributions payable to the scheme in respect of the accounting period.

LEASED ASSETS

Assets held under finance leases and hire purchase contracts are capitalised in the balance sheet and depreciated over their expected useful lives. The interest element of leasing payments represents a constant proportion of the capital balance outstanding and is charged to the profit and loss account over the period of the lease.

All other leases are regarded as operating leases and the payments made under them are charged to the profit and loss account on a straight-line basis over the lease term.

GOODWILL

Previously purchased goodwill has been eliminated from the financial statements by write-off against reserves.

         CLARITY IBD LIMITED (FORMERLY CLARITY COMMUNICATIONS LIMITED)
                            PROFIT AND LOSS ACCOUNTS


                                                         UNAUDITED           Unaudited          AUDITED         Audited

                                                    6 MONTHS ENDED      6 months ended       YEAR ENDED      Year ended
                                                  31 DECEMBER 1999    31 December 1998     30 JUNE 1999    30 June 1998
                                                    POUND STERLING      Pound Sterling   POUND STERLING  Pound Sterling
TURNOVER (1)                                             2,456,583           1,380,326        3,051,489       1,119,711
Cost of sales                                            (534,471)           (248,756)        (471,003)       (185,508)
                                             ---------------------------------------------------------------------------

         Gross Profit                                    1,922,112           1,131,570        2,580,486         934,203

Administrative expenses                                (2,944,251)           (739,883)      (1,778,039)     (1,099,243)
                                             ---------------------------------------------------------------------------

OPERATING (LOSS)/PROFIT                                (1,022,139)             391,687          802,447       (165,040)

         Net interest (2)                                      839             (4,775)          (4,654)         (8,525)
                                             ---------------------------------------------------------------------------

(LOSS)/PROFIT ON ORDINARY ACTIVITIES BEFORE
TAXATION (1)                                           (1,021,300)             386,912          797,793       (173,565)
                                             ---------------------------------------------------------------------------

Tax on profit on ordinary activities (4)                         -                   -         (154,000)             -
                                             ---------------------------------------------------------------------------

(LOSS)/PROFIT TRANSFERRED TO RESERVES (11)             (1,021,300)             386,912          643,793       (173,565)
                                             ===========================================================================

The figures for the 6 months ended 31 December 1999 and 31 December 1998 are unaudited.

The accompanying accounting policies and notes form an integral part of these financial statements.

         CLARITY IBD LIMITED (FORMERLY CLARITY COMMUNICATIONS LIMITED)
                                 BALANCE SHEETS

                                                                         UNAUDITED          AUDITED           Audited

                                                                             AS AT            AS AT             As at
                                                                  31 DECEMBER 1999     30 JUNE 1999      30 June 1999
                                                                    POUND STERLING   POUND STERLING    Pound Sterling
 FIXED ASSETS
 Tangible assets (5)                                                       235,254          149,934            54,581

 Stocks (6)                                                                      -                -             1,620
 Debtors (7)                                                             1,517,828          879,293           293,848
 Cash at bank and in hand                                                  195,669          183,429               ---
                                                            ----------------------------------------------------------

                                                                         1,713,497        1,062,722           295,468

CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR (8)                     (1,607,886)        (541,746)         (352,232)
                                                            ----------------------------------------------------------

 NET CURRENT ASSETS/(LIABILITIES)                                          105,611          520,976          (56,764)
                                                            ----------------------------------------------------------

 TOTAL ASSETS LESS CURRENT LIABILITIES                                     340,865        (670,910)           (2,183)

 CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN
 ONE YEAR (9)                                                             (23,547)         (29,300)               ---
                                                            ----------------------------------------------------------


                                                                           317,318          641,610           (2,183)
                                                            ==========================================================

 CAPITAL AND RESERVES
 Called up share capital (10)                                              268,669          255,433           255,433
 Share premium account (11)                                                101,791          101,791           101,791
 Other reserves (11)                                                       683,772                -                 -
 Profit and loss account (11)                                            (736,914)          284,386         (359,407)
                                                            ----------------------------------------------------------

                                                                           317,318          641,610           (2,183)
                                                            ==========================================================

The financial statements for the 2 years ended 30 June 1999 were prepared in accordance with the special provisions of Part VII of the Companies Act 1985 relating to small companies and with the Financial Reporting Standard for Smaller Entities (effective March 1999).

The financial statements for the year ended 30 June 1999 were approved by the Board of Directors on 18 February 2000.

AJ Skates                                          Director

The accompanying accounting policies and notes form an integral part of these financial statements.

         CLARITY IBD LIMITED (FORMERLY CLARITY COMMUNICATIONS LIMITED)
                STATEMENTS OF TOTAL RECOGNIZED GAINS AND LOSSES

                                                               UNAUDITED                  AUDITED                 Audited

                                                          6 MONTHS ENDED               YEAR ENDED              Year ended
                                                        31 DECEMBER 1999             30 JUNE 1999            30 June 1998
                                                          POUND STERLING           POUND STERLING          Pound Sterling
(Loss)/profit for the financial year                         (1,021,300)                  643,793               (173,565)

Total recognised gains and losses for the year               (1,021,300)                  643,793               (173,565)

Prior year adjustments                                                 -                        -                (57,825)

Total gains and losses recognised since last
financial statements                                         (1,021,300)                  643,793               (231,390)
                                                     ===================      ===================     ===================

The accompanying accounting policies and notes form an integral part of these financial statements.

                 NOTES TO THE FINANCIAL STATEMENTS AND UNAUDITED
                         INTERIM FINANCIAL INFORMATION



         1    TURNOVER AND PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

         The profit on ordinary activities is stated after:

                                                              UNAUDITED          Unaudited         AUDITED          Audited

                                                         6 MONTHS ENDED     6 months ended      YEAR ENDED       Year ended
                                                       31 DECEMBER 1999   31 December 1998    30 JUNE 1999     30 June 1998
                                                         POUND STERLING     Pound Sterling    POUND STERLING   Pound Sterling
Auditors' remuneration (for audit services)                         ---                ---           5,500            4,000

Depreciation and amortisation:
Tangible fixed assets, owned                                     23,625              7,000          17,390           10,429
Tangible fixed assets, held under finance
leases and hire purchase contracts                                2,081                ---           4,162              ---
                                                ----------------------------------------------------------------------------

Stock compensation charge and related costs                   1,345,000                ---             ---              ---
                                                ============================================================================

The stock compensation charge relates to the issue of share options at a discount to market value. This charge has been calculated in accordance with the provisions of UITF 17, regarding employee share schemes.

2                  NET INTEREST

                                                              UNAUDITED          Unaudited         AUDITED          Audited

                                                         6 MONTHS ENDED     6 months ended      YEAR ENDED       Year ended
                                                       31 DECEMBER 1999   31 December 1998    30 JUNE 1999     30 June 1998
                                                         POUND STERLING     Pound Sterling  POUND STERLING   Pound Sterling
          Other interest payable/(receivable)
          and similar charges                                     (839)              4,775           4,654            8,525
                                                ============================================================================

         3      DIRECTORS

                                                         UNAUDITED           Unaudited           AUDITED         Audited

                                                    6 MONTHS ENDED      6 months ended        YEAR ENDED      Year ended
                                                  31 DECEMBER 1999    31 December 1998      30 JUNE 1999    30 June 1998
                                                    POUND STERLING      Pound Sterling    POUND STERLING  Pound Sterling
          Directors' emoluments                            101,492             105,818           218,070         142,079
                                             ===========================================================================


During the year 3 directors (1998: 3 directors) participated in money purchase pension schemes.

4        TAX ON PROFIT ON ORDINARY ACTIVITIES

         The tax charge represents:

                                                         UNAUDITED           Unaudited           AUDITED          Audited

                                                    6 MONTHS ENDED      6 months ended        YEAR ENDED       Year ended
                                                  31 DECEMBER 1999    31 December 1998      30 JUNE 1999     30 June 1998
                                                    POUND STERLING      Pound Sterling    POUND STERLING   Pound Sterling
         Corporation tax                                         -                   -           154,000                -
                                             =============================================================================

5        TANGIBLE FIXED ASSETS



                                                                                                PLANT AND
                                                                                           MACHINERY ETC.            TOTAL
                                                                                           POUND STERLING   POUND STERLING
          COST
          At 1 July 1998 (audited)                                                                 68,850           68,850
          Additions (audited)                                                                     116,905          116,905
                                                                                        -----------------------------------

          At 30 June 1999 (audited)                                                               185,755          185,755
          Additions (unaudited)                                                                   111,026          111,026
                                                                                        -----------------------------------

          At 31 December 1999 (unaudited)                                                         296,781          296,781
                                                                                        -----------------------------------

          DEPRECIATION
          At 1 July 1998 (audited)                                                                 14,269           14,269
          Charged for the year (audited)                                                           21,552           21,552
                                                                                        -----------------------------------

          At 30 June 1999 (audited)                                                                35,821           35,821
                                                                                        -----------------------------------

          Charged for 6 months (unaudited)                                                         25,706           25,706
                                                                                        -----------------------------------

          At 31 December 1999 (unaudited)                                                          61,527           61,527
                                                                                        -----------------------------------

          NET BOOK AMOUNT AT 31 DECEMBER 1999 (UNAUDITED)                                         235,254          235,254
                                                                                        ===================================

          NET BOOK AMOUNT AT 30 JUNE 1999 (AUDITED)                                               149,934          149,934
                                                                                        ===================================

          NET BOOK AMOUNT AT 30 JUNE 1998 (AUDITED)                                                54,581           54,581
                                                                                        ===================================

         6      STOCKS

                                                                                 UNAUDITED         AUDITED        Audited

                                                                                     AS AT           AS AT          As at
                                                                          31 DECEMBER 1999    30 JUNE 1999   30 June 1998
                                                                            POUND STERLING  POUND STERLING Pound Sterling

          Stocks                                                                         -               -          1,620
                                                                      ====================================================

         7      DEBTORS

                                                                                 UNAUDITED        AUDITED         Audited

                                                                                     AS AT          AS AT           As at
                                                                          31 DECEMBER 1999   30 JUNE 1999    30 June 1998
                                                                            POUND STERLING POUND STERLING  Pound Sterling

          Trade debtors                                                          1,464,174        815,920         231,845
          Other debtors                                                             53,654         63,373          62,003
                                                                      ----------------------------------------------------

                                                                                 1,517,828        879,293         293,848
                                                                      ====================================================


         8      CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                                 UNAUDITED         AUDITED       Audited

                                                                                     AS AT           AS AT         As at
                                                                          31 DECEMBER 1999    30 JUNE 1999  30 June 1998
                                                                                                                   Pound
                                                                            POUND STERLING  POUND STERLING      Sterling

           Bank loans and overdrafts                                                     -               -        91,950
           Trade creditors                                                         284,352          93,140       115,181
           Social security and other taxes                                         344,460         317,295        57,650
           Other creditors                                                         923,073          91,065        82,166
           Pension contributions                                                    45,000          26,776         4,690
           Amounts due under finance leases                                         11,001          13,470           595
                                                                 --------------------------------------------------------

                                                                                 1,607,886         541,746       352,232
                                                                 ========================================================

The bank overdrafts are secured.

         9      CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                                             UNAUDITED          AUDITED          Audited

                                                                                 AS AT            AS AT            As at
                                                                      31 DECEMBER 1999     30 JUNE 1999     30 June 1998
                                                                        POUND STERLING   POUND STERLING   Pound Sterling
           Amounts due under finance leases                                     23,547           29,300                -
                                                                 ========================================================

         10     SHARE CAPITAL

                                                                            UNAUDITED            AUDITED         Audited

                                                                                AS AT              AS AT           As at
                                                                     31 DECEMBER 1999       30 JUNE 1999    30 June 1998
                                                                       POUND STERLING     POUND STERLING  Pound Sterling
           Authorised
           'A' ordinary shares of Pound Sterling1 each                        119,409            119,409         110,000
           'B' ordinary shares of Pound Sterling1 each                         69,680             69,680          65,000
           Preference shares of Pound Sterling1 each                          190,000            190,000         190,000
                                                                ---------------------------------------------------------

                                                                              379,089            379,089         365,000
                                                                =========================================================

           Allotted, called up and fully paid
           'A' ordinary shares of Pound Sterling1 each                        116,361            103,125         105,180
           'B' ordinary shares of Pound Sterling1 each                         67,055             67,055          65,000
           Preference shares of Pound Sterling1 each                           85,253             85,253          85,253
                                                                ---------------------------------------------------------

                                                                              268,669            255,433         255,433
                                                                =========================================================

ISSUES OF SHARES

As a result of the exercise of share options 13,236 shares were issued at par during the 6 months ended 31 December 1999.

ORDINARY SHARES

The rights of A and B shareholders rank pari passu in all respects and can be regarded as a single class of share, although additional obligations are placed upon the A shareholders concerning securing additional funding (loan and equity) for the company. Further, no contract of employment of any A shareholder may be amended without the sanction of at least 75% in voting rights of all the shareholders.

PREFERENCE SHARES

The preference shares may be redeemed at any time, at the option of the holder, at par. Holders of preference shares have one vote for every share held but only on a resolution for the winding-up of the company or on a resolution affecting the rights attached to the shares. Preference shareholders have the right on a winding-up to receive, in priority to any other class of shares, repayment in full of the capital paid upon the preference shares held by them.

SHARE OPTIONS

On 19 July the Company granted to various employees 18,786 options to acquire Ordinary shares in the Company with an exercise price of Pound Sterling1 per share. Of these options 13,486 vested immediately, 1,325 vested from 1 January 2000 and 3,200 vest from 1 January 2001. The remaining 775 options lapsed in the period.

At 31 December 1999 there remained 4,775 options over Pound Sterling1 shares in the company unexercised.

The Company recorded a stock compensation expense of Pound Sterling820,000 during the period ended 31 December 1999 which was calculated in accordance with UITF 17.

11       SHARE PREMIUM ACCOUNT AND RESERVES


                                                                                  OTHER            SHARE      PROFIT AND
                                                                               RESERVES          PREMIUM   LOSS  ACCOUNT
                                                                                  POUND          ACCOUNT           POUND
                                                                               STERLING   POUND STERLING        STERLING

           At 30 June 1998 (audited)                                                  -          101,791       (359,407)
           Retained profit for the year (audited)                                     -                -         643,793
                                                                        -------------------------------------------------

           At 30 June 1999 (audited)                                                  -          101,791         284,386
           Retained profit for the period (unaudited)                                 -                -     (1,021,300)
           Amount arising on the exercise of share options (unaudited)          683,772                -               -
                                                                        -------------------------------------------------

           At 31 December 1999 (unaudited)                                      683,772          101,791       (736,914)
                                                                        =================================================

         Other reserves represent the difference between the market value and the exercise price of share options at the date of grant accounted for in accordance with UITF 17 on options exercised in the period.

12       CAPITAL COMMITMENTS

         The company had no capital commitments at 31 December 1999 (unaudited), 30 June 1999 (audited) or 30 June 1998 (audited).

13       CONTINGENT LIABILITIES

         During 1997, Clarity Communications Limited received from CTSS Design Limited, a company of which M Chilcott was a director, the sum of Pound Sterling40,000 for management salaries of which Pound Sterling10,000 was subsequently repaid. CTSS Design Limited went into liquidation in August 1997 and the liquidator has requested that Clarity Communications Limited should repay the Pound Sterling30,000, as it claimed that this was paid as a preference. This matter is being dealt with by the company's solicitor and the outcome, is still, at present uncertain.

14       LEASING COMMITMENTS

         Operating lease payments amounting to Pound Sterling88,951 (30 June 1999: Pound Sterling89,611, 30 June 1998: Pound Sterling93,211) are due within one year.

         The leases to which these amounts relate expire as follows:

                                                                            UNAUDITED           AUDITED          Audited

                                                                                AS AT             AS AT            As at
                                                                     31 DECEMBER 1999      30 JUNE 1999     30 June 1998
                                                                       POUND STERLING    POUND STERLING   Pound Sterling

           In one year or less                                                  1,623             2,283            7,800
           Between one and five years                                          87,328            87,328           22,911
           In five years or more                                                    -                 -           62,500
                                                                 --------------------------------------------------------

                                                                               88,951            89,611           93,211
                                                                 ========================================================


15       PENSIONS

         DEFINED CONTRIBUTION SCHEME

         The company operates a defined contribution pension scheme for the benefit of the employees and directors. The assets of the scheme are administered by trustees in a fund independent from those of the company.

16       POST BALANCE SHEET EVENTS

         With effect from 19 April 2000 the company became a wholly owned subsidiary of Proxicom Inc, a company incorporated in the USA following the acquisition by that company of 100% of the ordinary shares of Clarity IBD Limited.

17 DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

        The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP"), which differs in certain material respects from those generally accepted in the United States ("US GAAP"). Such differences involve the amounts shown in the financial statements, as well as additional disclosures required by US GAAP.

        RECONCILIATION OF DIFFERENCES BETWEEN UK GAAP AND US GAAP

        The effect on the company's net income and shareholders' equity of applying the significant differences between UK GAAP and US GAAP is summarised in the reconciliation statements set out below:

(a) Reconciliation of profit and loss accounts for the years ended 30 June and the six month periods ended 31 December:


                                                                    UNAUDITED          UNAUDITED
                                                               6 MONTHS ENDED     6 MONTHS ENDED
                                                             31 DECEMBER 1999   31 DECEMBER 1998        1999             1998
                                                               POUND STERLING     POUND STERLING    POUND STERLING   POUND STERLING
        Profit/(loss) for the financial year
           reported under UK GAAP                               (1,021,300)         386,912             643,793        (173,565)
        US GAAP adjustments:
           Compensation expense (1)                                 24,000           17,000              (7,000)         (7,000)
           Deferred taxation - full provision (2)                    9,525          (83,000)            (83,000)         46,000
                                                             ----------------   ----------------   ---------------   -----------

        Net income/(loss) and comprehensive income/(loss)
           in accordance with US GAAP                             (987,775)          320,912             553,793        (134,565)
                                                             ================   ================   ===============   ===========

(b)     Reconciliation of Shareholders' equity for the years ending 30 June:

                                                                    UNAUDITED          UNAUDITED
                                                               6 MONTHS ENDED     6 MONTHS ENDED
                                                             31 DECEMBER 1999   31 DECEMBER 1998        1999             1998
                                                               POUND STERLING     POUND STERLING    POUND STERLING   POUND STERLING
        Total Shareholders' fund under UK GAAP                     317,318           384,729             641,610        (2,183)
        US GAAP adjustments:
           Accrued compensation (1)                                   -                 -                (24,000)      (17,000)

           Deferred tax full provision (2)                           9,525              -                   -           83,000

           Redeemable preferred stock (3)                          (85,000)          (85,000)            (85,000)      (85,000)
                                                             ----------------   ----------------   ---------------   -----------

        Shareholders' equity in accordance with US GAAP            241,843           299,729             532,610       (21,183)
                                                             ================   ================   ===============   ===========

(c) Changes in Shareholders' equity on a US GAAP basis for the years ending 30 June and the six month periods ending 31 December:

                                                                    UNAUDITED          UNAUDITED
                                                               6 MONTHS ENDED     6 MONTHS ENDED
                                                             31 DECEMBER 1999   31 DECEMBER 1998        1999             1998
                                                               POUND STERLING     POUND STERLING    POUND STERLING   POUND STERLING
        Shareholders' equity at the beginning of the year            532,610            (21,183)           (21,183)         43,382
        Net income/(loss)                                           (987,775)           320,912            553,793        (134,565)
        Issue of shares                                               13,236               -                  -             70,000
        Stock based compensation                                     683,772               -                  -               -
                                                             ----------------   ----------------    ---------------  --------------
        Shareholders' equity at the end of the year                  241,843            299,729            532,610         (21,183)
                                                             ================   ================    ===============  ==============

         The following are descriptions of US GAAP reconciling items:

         (1) Under UK GAAP, obligations for future absences are not required to be recorded by employers. Under US GAAP, a company shall accrue an employer's obligation to employees' rights to receive compensation for future absences when it is attributable to services already rendered, the obligation relates to rights that vest or accumulate, payment of the compensation is probable and the amount can be reasonably estimated.

         (2) Under UK GAAP, deferred taxation is only provided to the extent an asset or liability is expected to crystallise. Under US GAAP, deferred taxation is provided on all temporary differences under the liability method, subject to a valuation allowance on deferred tax assets where applicable. The principal adjustment to apply US GAAP is to record a deferred tax asset at 30 June 1998 resulting from net operating loss carryforwards which offset taxable income during the year ended 30 June 1999.

         (3)Under UK GAAP, redeemable preference shares are included as part of share capital. Under US GAAP, pursuant to regulation S-X of the Securities Act, preference shares with a fixed or determinable price or determinable date may not be included as part of shareholders' equity. The redeemable preference shares can be redeemed at par at any time at the option of the issuer, and have thus been adjusted to conform to US GAAP.

         STATEMENT OF CASH FLOWS - Under UK GAAP the Cash Flow statement is not required to be presented in accordance with Financial Reporting Statement No. 1 as revised ("FRS 1") if the Company qualifies as a small company. The Statement prepared under FRS 1 presents substantially the same information as that required under US GAAP as interpreted by SFAS No. 95.

         Under UK GAAP cash flows are presented for operating activities; returns on investments and servicing of finance; taxation; capital expenditure and financial investment; acquisitions and disposals; equity dividends paid; investing and financing activities.

         Cash flows under US GAAP in respect of interest received, interest paid, investment income and taxation would be included within operating activities. Capital expenditure and financial investment and cash flows from acquisitions and disposals would be included within investing activities under US GAAP. Dividends paid by subsidiary undertakings, minority interests, equity dividends paid, management of liquid resources and returns on investment and servicing of finance would be included within financing activities under US GAAP.

        The statement of cash flows presented in accordance with SFAS No. 95 is as follows:

                                                                                               Unaudited            Unaudited
                                                                                        Six Months Ended     Six Months Ended
                                                                                        31 December 1999     31 December 1998
                                                                                          Pound Sterling      Pound Sterling
        CASH FLOWS FROM OPERATING ACTIVITIES
        Net profit/(loss) - US GAAP                                                           (987,775)            320,912
        Adjustments to reconcile net profit/(loss) to net cash provided by (used in)
        operating activities:
          Depreciation and amortisation of property, plant and equipment                        25,706               7,000
          Gain on sale of fixed assets
          Deferred income taxes                                                                 (9,525)             83,000
          Stock based compensation                                                             683,772                   -
          Change in assets and liabilities:
             Increase in debtors                                                              (638,535)           (334,087)
             Decrease in stocks                                                              1,044,609               1,620
             Increase in trade creditors                                                             -              57,126
                                                                                       ------------------------------------

        Net cash provided by (used in) operating activities                                    118,252             135,571
                                                                                       ------------------------------------

        Cash flows from investing activities
          Additions to property, plant and equipment                                          (119,248)            (12,697)
                                                                                       ------------------------------------
        Net cash used in investing activities                                                 (119,248)            (12,697)
                                                                                       ------------------------------------

        Cash flows from financing activities
          Proceeds from sale of ordinary shares                                                 13,236                   -
          Increase (decrease) in bank overdraft                                                      -             (91,950)
                                                                                       ------------------------------------

        Net cash (used in) provided by financing activities                                     13,236             (91,950)
                                                                                       ------------------------------------

        Net increase (decrease) in cash                                                         12,240              30,924

        Cash at beginning of period                                                            183,429                   -
                                                                                       ------------------------------------

        Cash at end of period                                                                  195,669              30,924
                                                                                       ====================================

        Cash paid during the period for:
             Interest                                                                                -               4,775
                                                                                       ====================================




                                                                                            YEAR ENDED          YEAR ENDED
                                                                                          30 JUNE 1999        30 JUNE 1998
                                                                                        POUND STERLING      POUND STERLING
        CASH FLOWS FROM OPERATING ACTIVITIES
        Net profit/(loss) - US GAAP                                                          553,793           (134,565)
        Adjustments to reconcile net profit/(loss) to net cash provided by (used in)
        operating activities:
          Depreciation and amortisation of property, plant and equipment                      21,552              10,429
          Gain on sale of fixed assets                                                             -               1,110
          Deferred income taxes                                                               83,000            (46,000)
          Stock based compensation                                                           683,772                  -
          Change in assets and liabilities:
             Increase in debtors                                                            (585,445)            (38,203)
             Decrease in stocks                                                                1,620               1,968
             Increase in trade creditors                                                     275,589             135,367
                                                                                     ------------------------------------

        Net cash provided by (used in) operating activities                                  350,109            (69,894)
                                                                                     ------------------------------------

        Cash flows from investing activities
          Additions to property, plant and equipment                                        (74,730)            (49,806)
          Proceeds from sale of fixed assets                                                       -               5,589
                                                                                     ------------------------------------
        Net cash used in investing activities                                               (74,730)            (44,217)
                                                                                     ------------------------------------

        Cash flows from financing activities
          Proceeds from sale of ordinary shares                                                    -              70,000
          Increase (decrease) in bank overdraft                                             (91,950)              44,111
                                                                                     ------------------------------------

        Net cash (used in) provided by financing activities                                 (91,950)             114,111
                                                                                     ------------------------------------

        Net increase (decrease) in cash                                                      183,429                   -

        Cash at beginning of period                                                                -                   -
                                                                                     ------------------------------------

        Cash at end of period                                                                183,429                   -
                                                                                     ====================================

        Cash paid during the period for:
             Interest                                                                          4,654               8,525
                                                                                     ====================================




        The Company acquired equipment under capital lease obligations totaling Pound Sterling42,175 during the year ended 30 June 1999.

                                 PROXICOM, INC.
       INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma combined financial statements have been prepared to give effect to the acquisition by Proxicom, Inc. a Delaware corporation ("Proxicom" or "the Company") of Clarity IBD Limited, a United Kingdom e-business development consultancy company ("Clarity") for approximately $65.3 million (including direct acquisition costs of approximately $3.6 million) consisting of $16.0 million in cash and 1,291,046 shares of Proxicom common stock with a value of $45.7 million (based on an average closing price of the Company's stock). The acquisition was accounted for under the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on their respective fair values (based on an independent valuation).

        The Unaudited Pro Forma Combined Statements of Operations (the "Unaudited Pro Forma Statements of Operations") for the year ended December 31, 1999 and the three months ended March 31, 2000 give effect to the acquisition of Clarity as if it had occurred on January 1, 1999. The Unaudited Pro Forma Statements of Operation and the Unaudited Pro Forma Combined Balance Sheet ("the Unaudited Pro Forma Financial Information") and the accompanying notes thereto should be read in conjunction with the other financial statements and notes thereto included in this Form 8-K/A and Proxicom's Consolidated Financial Statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 1999 and its Quarterly Report on Form 10-Q for the three month period ended March 31, 2000.

        Certain reclassifications of amounts included in the profit and loss accounts of Clarity have been made to conform to Proxicom's financial statement presentation. In addition, the following adjustments have been made to the unaudited Balance Sheets and unaudited Profit and Loss Accounts of Clarity included in the Unaudited Pro Forma Financial Information:

        (1) the account balances have been converted from UK generally accepted accounting principles and are presented in accordance with US generally accepted accounting principles;

        (2) the account balances have been converted from British Pounds Sterling into US dollars using an exchange rate of 1.5953 at March 31, 2000 and an average exchange rate of 1.6178 and
                1.6057 for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively; and

        (3) the account balances have been converted from a fiscal year reporting basis to a calendar reporting basis.

        The Unaudited Pro Forma information is presented for illustrative purposes only and does not purport to be indicative of the operating results or financial position that would have actually occurred if the acquisition had been in effect on the dates indicated, nor is it indicative of the future operating results or financial position of the Company. The Unaudited Pro Forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K/A and may be revised as additional information becomes available.

                                 PROXICOM, INC.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2000
                             (DOLLARS IN THOUSANDS)

                                                                                                             Combined
                                                                                      Pro Forma            Unaudited Pro
                                       Proxicom Inc.(1)        Clarity (2)         Adjustments (3)          Forma (4)
                                       -------------------    ---------------     ------------------     ------------------
Cash and cash equivalents                      $   95,464             $  562          $ (16,000)    (d)         $   80,026
Investments                                        31,043                 --                  --                    31,043
Accounts receivables, net                          30,915              2,257                  --                    33,172
Unbilled services                                   1,722                 --                  --                     1,722
Prepaid expenses                                    2,629                134                  --                     2,763
Deferred tax and other
  current assets                                    2,773                 30                  --                     2,803
                                       -------------------    ---------------     ---------------        ------------------
    Total current assets                          164,546              2,983          $ (16,000)                   151,529

Goodwill and other intangibles                         --                 --              52,005    (b)             52,005
Property and equipment, net                         7,452                481                  --                     7,933
Deferred tax and other
  non-current                                      11,500                 --                  --                    11,500
                                       -------------------    ---------------     ---------------        ------------------
    Total assets                               $  183,498            $ 3,464            $ 36,005                $  222,967
                                       ===================    ===============     ===============        ==================

Trade accounts payable                         $    4,879             $  147                  --                 $   5,026
Accrued compensation                                8,139              1,099                  --                     9,238
Employee withholdings,
  stock purchase plan                               1,322                 --                  --                     1,322
Deferred revenue                                    3,927                 --                  --                     3,927
Other accrued liabilities                           6,939              1,665               3,579    (c)             12,183
                                       -------------------    ---------------     ---------------        ------------------
    Total current liabilities                      25,206              2,911               3,579                    31,696

Other non-current liabilities                          --                 33               5,693    (f)              5,726
                                       -------------------    ---------------     ---------------        ------------------
    Total liabilities                              25,206              2,944               9,272                    37,422


Common stock                                          538                293                  13    (d)                551
                                                                                           (293)    (a)
Additional paid in capital                        174,823                162              45,716    (d)            220,539
                                                                                           (162)    (a)
Deferred Compensation                                  --                 --            (18,476)    (e)           (18,476)
Retained earnings (deficit)                      (17,192)                 65                (65)    (a)           (17,192)
Accumulated other comprehensive
  income                                              123                 --                  --                       123
                                       -------------------    ---------------     ---------------        ------------------
    Total stockholders' equity                    158,292                520              26,733                   185,545
                                       -------------------    ---------------     ---------------        ------------------
    Total liabilities and
      stockholders' equity                      $ 183,498            $ 3,464             $36,005                 $ 222,967
                                       ===================    ===============     ===============        ==================

    (1) Reflects the unaudited interim consolidated financial position of the Company as of March 31, 2000.

    (2) Reflects the unaudited financial position of Clarity as of March 31, 2000, prepared in accordance with US generally accepted accounting principals.

    (3) Reflects the adjustments necessary to give effect to the Company's acquisition of Clarity. See Note 3
            - Unaudited Pro Forma Combined Balance Sheet Adjustments.

    (4) Reflects the consolidated financial position of the Company, on an unaudited pro forma combined basis, assuming the acquisition of Clarity had been consummated on March 31, 2000 (using an average exchange rate of British Pound Sterling 1:
            US$1.5953 as of March 31, 2000).

                                 PROXICOM, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                             Combined
                                                                                       Pro Forma            Unaudited Pro
                                        Proxicom, Inc. (1)      Clarity (2)         Adjustments (3)          Forma (4)
                                       -------------------    ---------------     ------------------     ------------------
Revenue                                        $   82,688           $  6,344            $      --               $   89,032

Cost of revenue                                    43,561              2,996                   --                   46,557
                                       -------------------    ---------------     ----------------       ------------------
Gross profit                                       39,127              3,348                                        42,475
Operating expenses                                                                             --
  General and administrative                       28,650              1,975                   --                   30,625
  Selling and marketing                             5,553                182                                         5,735
  Stock-based compensation                            434              2,176                9,238   (b)             11,848
  Amortization of intangible assets                    --                 --               15,437   (a)             15,437
  Acquisition and merger costs                        300                 --                   --                      300
                                       -------------------    ---------------     ----------------       ------------------
      Total                                        34,937              4,333               24,675                   63,945
                                       -------------------    ---------------     ----------------       ------------------
Income (loss) from operations                       4,190              (985)             (24,675)                 (21,470)
Interest income (expense), net                      2,770                (2)                (960)   (c)             1,808
                                       -------------------    ---------------     ----------------       ------------------
Net income (loss) before
  income taxes                                      6,960              (987)             (25,635)                 (19,662)
Income tax provision (benefit)                      2,936                234              (1,261)   (d)             1,909
                                       -------------------    ---------------     ----------------       ------------------
Net income (loss)                                   4,024            (1,221)             (24,374)                 (21,571)
Net cash dividend on beneficial
  conversion of convertible
  preferred stock                                 (4,873)                 --                   --                  (4,873)
                                       -------------------    ---------------     ----------------       ------------------
Net income (loss) available to
  common stockholders                          $    (849)         $  (1,221)           $ (24,374)              $  (26,444)
                                       ===================    ===============     ================       ==================

Basic net income (loss) per
  common share                                 $   (0.02)                                                       $   (0.58)
                                       ===================                                               ==================

Weighted average common
  shares outstanding                               44,532                                 769  (5)                  45,301





        (1) Reflects the audited consolidated results of operations of the Company for the year ended December 31, 1999.

        (2) Amounts have been derived from the unaudited results of operations of Clarity for the twelve months ended
                December 31, 1999 prepared in accordance with US generally accepted accounting principles. Certain amounts have been reclassified to conform to the Company's presentation.

        (3)     See Note 4 - Unaudited Pro Forma Combined Statements of
                Operations.

        (4) Reflects the results of operations of the Company, on an unaudited pro forma combined basis, assuming the acquisition of Clarity had been consummated as of January 1, 1999 (using an average exchange rate of British Pound Sterling 1:
                US$1.6178 for the year ended December 31, 1999).

        (5)     See Note 5 - Unaudited Pro Forma Loss per Share.

                                 PROXICOM, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED MARCH 31, 2000
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                             Combined
                                                                                      Pro Forma            Unaudited Pro
                                       Proxicom Inc.(1)        Clarity (2)         Adjustments (3)          Forma (4)
                                       -------------------    ---------------     ------------------     ------------------
Revenue                                        $   38,167           $  2,554            $      --               $   40,721
Cost of revenue                                    18,382              1,248                   --                   19,630
                                       -------------------    ---------------     ----------------       ------------------
Gross profit                                       19,785              1,306                                        21,091
Operating expenses
  General and administrative                       13,097                942                   --                   14,039
  Selling and marketing                             3,594                 39                   --                    3,633
  Stock-based compensation                             35                 45                2,309   (b)              2,389
  Amortization of intangible
    assets                                             --                 --                3,859   (a)              3,859
                                       -------------------    ---------------     ----------------       ------------------
      Total                                        16,726              1,026                6,168                   23,920
                                       -------------------    ---------------     ----------------       ------------------
Income (loss) from operations                       3,059                280              (6,168)                  (2,829)
Interest income (expense), net                      1,689                (2)                (240)   (c)             1,447
                                       -------------------    ---------------     ----------------       ------------------
Net income (loss) before
  income taxes                                      4,748                278              (6,408)                  (1,382)
Income tax provision (benefit)                      2,056                142                (545)   (d)              1,653
                                       -------------------    ---------------     ----------------       ------------------
Net income (loss) available to
  common stockholders                           $   2,692            $   136           $  (5,863)                $ (3,035)
                                       ===================    ===============     ================       ==================
Basic net income (loss) per
  common share                                   $   0.05                                                        $  (0.06)
                                       ===================                                               ==================
Diluted net income (loss) per
  common  share                                  $   0.04
                                       ===================
Weighted average common
  shares outstanding                               53,382                                1,030(5)                   54,412
Weighted average common
  shares and common share
  equivalents                                      63,017



        (1) Reflects the unaudited interim consolidated results of operations of the Company for the three months ended March 31, 2000.

        (2) Amounts have been derived from the unaudited results of operations of Clarity for the three months ended
                March 31, 2000 prepared in accordance with US generally accepted accounting principles. Certain amounts have been reclassified to conform to the Company's presentation.

        (3)     See Note 4 - Unaudited Pro Forma Combined Statements of
                Operations.

        (4) Reflects the results of operations of the Company, on an unaudited pro forma combined basis, assuming the acquisition of Clarity had been consummated as of January 1, 1999 (using an average exchange rate of British Pound Sterling 1:
                US$1.6057 for the three months ended March 31, 2000).

        (5)     See Note 5 - Unaudited Pro Forma Loss per Share.

                                 PROXICOM, INC.
                      NOTES TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS


NOTE 1 - BUSINESSES AND BASIS OF PRESENTATION

Proxicom is a leading provider of Internet solutions to Global 1000 companies and other large organizations. Since 1994, Proxicom has focused exclusively on the Internet. Proxicom's Internet solutions include business-to-consumer electronic commerce Internet sites, business-to-business electronic commerce extranets, and company-specific intranets.

Clarity is a UK e-business development consultancy company that develops and implements customer-centric strategies to help organizations create competitive advantage through interactive digital media. Clarity is a European leader in developing multi-channel e-business strategies and the application of Internet, interactive television, wireless and multimedia technologies to create innovative solutions for its clients.

The Unaudited Pro Forma Combined Balance Sheet as of March 31, 2000 gives effect to the acquisition as if it had occurred on March 31, 2000. The Unaudited Pro Forma Combined Statements of Operations gives effect to this transaction as if it had occurred on January 1, 1999.

The financial information for Clarity included in the Unaudited Pro Forma Combined Balance Sheet and Statements of Operations is presented on a basis consistent with that of the Company and is presented in conformity with US generally accepted accounting principles.

Management believes that the assumptions used in preparing the Unaudited Pro Forma Combined Balance Sheet and Statements of Operations provide a reasonable basis for presenting all of the significant effects of the acquisition included therein, that the Unaudited Pro Forma adjustments give appropriate effect to those assumptions and that the Unaudited Pro Forma adjustments are properly applied in the Unaudited Pro Forma Combined Balance Sheet and Statements of Operations.

The audited financial statements of Clarity are included elsewhere in this 8-K/A.

NOTE 2 -ACQUISITION OF CLARITY

The acquisition is being accounted for using the purchase method of accounting. Total consideration of $46.8 million (including direct acquisition cost of approximately $3.6 million) was comprised of $16.0 million in cash and 769,440 shares of the Company's common stock valued at $27.2 million. Additionally, the Company issued 521,606 shares of its common stock valued at $18.5 million to principal owner/employees of Clarity. The common stock was valued at $35.42 per share which was determined as the average of the Company's closing stock price for the week ended April 14, 2000. The Company announced the acquisition on April 11, 2000.

Management obtained an independent valuation for the allocation of the excess purchase price over net tangible assets acquired. Based on this allocation, management has attributed the excess purchase price to acquired service agreements, customer relationships, assembled workforce with the remaining


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excess as unallocated goodwill. The carrying value of the intangible assets will be periodically reviewed by the Company based on expected future undiscounted operating cash flows.

NOTE 3 - UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

(a) Reflects the elimination of the Clarity common stock, contributed surplus (capital in excess of par), and retained earnings in connection with the acquisition of Clarity.

(b) Reflects the excess of cost over net tangible assets acquired. The Company considered the carrying value of the acquired tangible assets to approximate their fair value, with all of the excess of such acquisition cost being attributed to the acquired service agreements, customer relationships, assembled workforce and goodwill intangible assets. (This allocation was based on an independent appraisal.) The Company has assigned a life of 3 years to goodwill and other intangible assets. The following is a summary of the adjustment for goodwill and other intangible assets:

                                                                                     (In Thousands of
                                                                                        U.S. Dollars)
                                                                                 ---------------------
                    Goodwill                                                                  $43,872
                    Assembled Workforce                                                         1,914
                    Service Agreement                                                           2,551
                    Customer Relationships                                                      3,668
                                                                                 ---------------------
                    Total intangible assets                                                   $52,005
                                                                                 =====================

(c) Reflects the liabilities incurred in conjunction with the acquisition of Clarity including legal fees, accounting and consulting fees and cost directly related to the acquisition. This amount has been included in the purchase price.

(d) Reflects the acquisition of Clarity including: (i) recording of the issuance of 1,291,046 shares of common stock of the Company at an average price of $35.42 per share in exchange for all of the issued shares of Clarity and (ii) $16.0 million in cash paid.

(e) Reflects issuance of 521,606 (included as part of 1,291,046) shares of common stock to principal employee/owners of Clarity. Stock compensation will be amortized on a straight-line basis over the two year vesting period.

(f) Reflects the establishment of deferred tax liability for nondeductible expenses associated with identified intangible assets. This amount has been included as part of goodwill.

NOTE 4 - UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS

The purchase price has been allocated to tangible assets acquired and liabilities assumed, based upon their respective fair values, with the excess allocated to intangible assets to be amortized over the estimated economic lives of the intangible assets from the respective dates of acquisition. The Company has undertaken studies by an independent third party to determine the allocation of the total purchase price of Clarity as indicated in Note 3(b) above.


        (a) Reflects amortization resulting from the allocation of the purchase price to the acquired net tangible and intangible assets (principally service agreements,


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
                customer relationships, assembled workforce and goodwill intangible assets) relating to the acquisition included therein. The assigned lives of these acquired intangible assets is three years.

        (b) Reflects stock compensation expense related to the issuance of shares to principal owner/employees of Clarity. Shares are held in escrow and will be released on the first and second anniversary date of the acquisition. The value of these shares was $18.5 million as of the date of the acquisition and will be amortized on a straight line basis over the two year vesting period.

        (c) Reflects the reduction in interest income due to use of the Company's cash on hand in acquisition, determined based on Proxicom's current rate of return on its investment funds.

        (d) Reflects the impact of conforming Clarity to the same tax reporting basis as the Company and the impact of non-deductible expenses associated with the acquisition.

NOTE 5 - UNAUDITED PRO FORMA LOSS PER COMMON SHARE

Pro Forma loss per basic share is computed using pro forma combined net loss available to common stockholders divided by the weighted average number of pro forma shares of common stock that were outstanding during the periods presented. Included in the pro forma loss per basic share for the three months ended March 31, 2000 is 260,803 shares relating to the 521,606 shares held in escrow for the principal owners/employees of Clarity. The 260,803 shares represent the number of vested shares after the one year anniversary date on January 1, 2000.



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                                EXHIBIT INDEX

23. Consent of Grant Thornton.





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